Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Douglas Cheatham
Executive Vice President and Chief Financial Officer
(630) 906-5484
dcheatham@oldsecond.com

OLD SECOND BANCORP, INC. ANNOUNCES RETIREMENT OF WILLIAM SKOGLUND AND APPOINTMENT OF JAMES L. ECCHER AS CHIEF EXECUTIVE OFFICER

Aurora, Illinois (September 17, 2014) — Old Second Bancorp, Inc. (Nasdaq Global Select: OSBC), parent company of Old Second National Bank, announced today that William B. Skoglund, will retire as Chief Executive Officer and President of Old Second Bancorp effective January 1, 2015.  The Board of Directors has named James L. Eccher, to succeed Skoglund as Chief Executive Officer and President of the Bancorp, while Skoglund will continue to serve as Chairman of the Board of both organizations.  Mr. Eccher is currently Chief Operating Officer and Executive Vice President of the Bancorp as well as Chief Executive Officer and President of Old Second National Bank.

Mr. Skoglund has served as President and Chief Executive Officer of the Bancorp since 1998 and as Chairman of the Board of both organizations since 2004.  He started with Old Second in 1972 as a teller and held a variety of positions before being named as President of Old Second National Bank in 1992.  Gerald Palmer, Lead Director, commented, “On behalf of the Board of Directors, I’d like to thank Bill for his many contributions to Old Second over a career spanning more than 42 years.  Since taking over as CEO, Bill has steadfastly led the organization through periods of exciting growth as well as national financial crises without losing his focus on the importance of customers, shareholders and employees.  The Board looks forward to his continued guidance as Chairman, and also looks forward to working with Jim in his new capacity. We have complete confidence in his ability to lead Old Second during the next chapter of our long and rich history.”

Mr. Eccher joined Old Second National Bank in 1990 and served in a number of positions before being appointed Chief Executive Officer and President of Old Second National Bank in 2003.  He was elected a director of both Old Second Bancorp and Old Second National Bank in 2006, and assumed his current position with the Bancorp in 2007.  Mr. Skoglund said, “It has been a great pleasure working with Jim for the last twenty-four years.  Based on our experiences together, I have absolute confidence in his ability to lead, and grow, our institution in the coming years.”  Mr. Eccher added, “I am thrilled to become the Chief Executive Officer and President of Old Second Bancorp and am honored to lead such a great team of employees.  Bill’s leadership has been pivotal during these last few years, and his staying on as Chairman will help make this transition successful.”

Old Second Bancorp, Inc. is a financial services company with its headquarters located in Aurora, Illinois.  The Company is the holding company for Old Second National Bank, a national banking organization headquartered in Aurora, Illinois, which provides commercial, treasury management and retail banking services, as well as trust and wealth management services, through offices located in Kane, Kendall, DeKalb, DuPage, LaSalle, Will and Southwestern Cook counties in Illinois.  Additional information concerning Old Second can be accessed on the internet at www.oldsecond.com.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of

1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.